Exhibit 5.1

Our ref	FCT/851499-000001/85463360v1

JIADE LIMITED

18/F, Block D, Huirong Plaza, No. 88, Section 3, Jinhua Road

Jinjiang District, Chengdu City, Sichuan Province

People’s Republic of China

19 February 2026

Dear Sirs

JIADE LIMITED

We have acted as Cayman Islands legal advisers to JIADE LIMITED (the “Company”) in connection with the Company’s supplement (the “Prospectus Supplement”) to a base prospectus (the “Base Prospectus”) filed with its registration statement on Form F-3, including all amendments or supplements thereto, the Prospectus, and the Prospectus Supplement, being collectively referred to herein as (the “Registration Statement”), filed on 5 January 2026, with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, which Base Prospectus relates to future issuance and sale by the Company, on a delayed or continuous basis, from time to time in one or more offerings, up to US$200,000,000. The Prospectus Supplement is related to the offering and sale of the following:

(i)	3,490,000 Class A ordinary shares of the Company (the “Class A Ordinary Shares”) of a par value of US$0.0001 each (the “Sale Shares”);

(ii)	8,510,000 pre-funded warrants (collectively, the “Pre-Funded Warrants”) to acquire Class A Ordinary Shares;

(iii)	8,510,000 Class A Ordinary Shares issuance upon exercise of the Pre-Funded Warrants (collectively, the “Warrant Shares” and, together with the Sale Shares, the “Shares”); and

(iv)	up to 48,000,000 Class A Ordinary Shares (or Pre-Funded Warrants in lieu thereof), issuance upon the exercise by the investors of the option to purchase additional Class A Ordinary Shares (or Pre-Funded Warrants in lieu thereof).

in accordance with the securities purchase agreement dated 18 February 2026 entered into between the Company and the purchasers named therein (the “Securities Purchase Agreement”); and the Placement Agent Agreement dated 18 February 2026 between the Company and Univest Securities, LLC as the placement agent of the Company (the “Placement Agent Agreement”).

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 20 February 2023 issued by the Registrar of Companies in the Cayman Islands.

1.2	The second amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 23 May 2025 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 18 February 2026 (the “Directors’ Resolutions”).

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing dated 16 February 2026 issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The Registration Statement.

1.7	The Securities Purchase Agreement and the Placement Agent Agreement (together, the “Transaction Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and a duly authorised, executed and delivered Securities Purchase Agreement and Placement Agency Agreement.

2.4	The Company will have sufficient Shares authorised for issue under the Memorandum and Articles at the time of issuance.

2.5	The Transaction Documents are or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.6	The choice of the laws of the State of New York as the governing law of the Indentures and the Transaction Documents will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

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2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.8	No monies paid to or for the account of the Company in respect of the Shares, or the Warrants represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised) respectively).

2.9	At the time of the exercise of the Warrants into Warrant Shares in accordance with the terms and provisions of the Warrants (the “Exercise”):

(a)	the laws of the Cayman Islands (including the Companies Act (As Revised) will not have changed in such way as to materially impact the issue of such Warrant Shares;

(b)	the Company will have sufficient authorised but unallotted and unissued Class A ordinary shares of the Company of par value of US$0.0001 each, in each case to effect the Exercise in accordance with the terms and provisions of the Warrants, then then effective memorandum and articles of association of the Company and the Companies Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the issue price for each Warrant Share to be issued upon the Exercise will not be less than the par value of such Warrant Share;

(e)	the terms and provisions of the Warrants relating to the Exercise will not have been altered, amended or restated; and

(f)	the then effective memorandum and articles of association of the Company will not contain anything which would or might affect the opinions set out below.

2.10	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.11	The issue of the Shares and the Warrants under the Transaction Documents will be of commercial benefit to the Company.

2.12	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares, or the Warrants.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

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3.2	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares comprising of (i) 395,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 75,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 30,000,000 preference shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company (the “Board”) may determine in accordance with the Memorandum and Articles.

3.3	The issue and allotment of (i) the Sale Shares; (ii) the Pre-Funded Warrants; and (iii) the Warrant Shares upon exercise of the Warrants, have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Prospectus Supplement and the Transaction Documents, such Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, issue, delivery and performance of the Warrants have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Warrants by a Director of the Company in accordance with the Board Resolutions for and on behalf of the Company, the Warrants will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Transaction Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

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(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company;

(l)	enforcement or performance of any provision in the Transaction Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) (“BOT Act”); and

(m)	enforcement or performance of any provision in the Transaction Documents which relates, directly or indirectly, to an interest in a Cayman Islands “legal person” (as defined in the BOT Act) (a “Legal Person”) constituting partnership interests, shares, voting rights or ultimate effective control over management in respect of such Legal Person may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the BOT Act.

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4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents.

4.4	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Transaction Documents and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.5	Under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted in it. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.6	In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K incorporated by reference into the Registration Statement and to the reference to our name under the headings “Enforcement of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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Director’s Certificate

19 February 2026

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai, Hong Kong

Dear Sirs

JIADE LIMITED (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Directors’ Resolutions were duly passed in the manner prescribed in Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares comprising of (i) 395,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 75,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 30,000,000 preference shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

4	All of the issued shares in the capital of the Company have been duly and validly authorised and issued and are fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares and the Company has received payment therefor).

5	The shareholders of the Company have not restricted the powers of the directors of the Company in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

6	The directors of the Company at the date of the Directors’ Resolutions and as at the date of this certificate were and are as follows:

Yuan Li

Shaoping Lu

Shuang Qiu

Xiaohui Li

Shang Wu

7	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

8	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the BOT Act.

9	None of the transactions contemplated by the Transaction Documents issued thereunder relate, directly or indirectly, to or create any rights, interests or obligations in respect of any “relevant interest” (as defined in the BOT Act) of a Legal Person.

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor shareholders of the Company have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no step has been taken to appoint a receiver in relation to any of the Company’s property or assets.

11	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereignty entity or state.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

[signature page follows]

Signature:	/s/ Yuan Li
Name:	Yuan Li
Title:	Director